Exhibit 10.28

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated as of February 26, 2026 and effective as of January 1, 2026 (the “Effective Date”), by and between Global GP LLC, a Delaware limited liability company (the “Company”), and Kristin K. Seabrook (the “Executive”).

WHEREAS, pursuant to that certain Offer of Employment between the Company and the Executive effective as of February 5, 2025 (the “Prior Agreement”), the Company employed the Executive as the SVP, Legal Transformation of the Company and of Global Partners LP, a Delaware limited partnership (the “Partnership”) of which the Company is the general partner; and

WHEREAS, the Company and the Executive (i) have negotiated mutually agreeable terms for the Executive’s continued employment by the Company as the Chief Legal Officer and Secretary of the Company and of the Partnership for a term of two (2) years commencing as of the Effective Date; and (ii) desire that the Prior Agreement be amended, restated and superseded in its entirety by this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the sufficiency of which the Company and the Executive each acknowledges, the Company and the Executive hereby agree as follows:

1.Employment and Term of Employment.

(a) Subject to the terms of this Agreement, the employment term hereunder will commence as of the Effective Date and continue through December 31, 2027. So long as the Executive is then employed by the Company, the Company and the Executive agree to begin discussions concerning the renewal of this Agreement in the second calendar quarter of 2027, with the objective of reaching a final agreement regarding such renewal by the end of December 2027.  Absent the receipt by either party from the other party of a notice not to renew this Agreement as provided in Section 1(b) below (and so long as the Executive has remained employed by the Company hereunder), the term of this Agreement shall be automatically extended from December 31, 2027 through April 15, 2028 to allow for the parties to reach a final agreement regarding the renewal described in the preceding sentence.

(b)Either the Company or the Executive may provide the other with prior written notice of its or her desire not to renew this Agreement, delivered in accordance with Section 20 (“Notice”) at least ninety (90) days in advance of January 1, 2028, in which case this Agreement shall terminate at 11:59 p.m. on December 31, 2027 and the Executive shall receive the compensation set forth in Section 7(e) below.

(c)Notwithstanding anything to the contrary in this Section 1, either the Company or the Executive may terminate the Executive’s employment with the Company at any time, subject to the terms and conditions of Section 7 hereof.

(d)The term that the Executive is employed hereunder (as it may be extended and/or renewed) is referred to herein as the “Term.”

2.Position and Duties.  During the Term, the Company shall employ the Executive as the Chief Legal Officer and Secretary of the Company, or in such other positions as the parties may mutually agree upon in writing executed by both parties.  The Executive shall have such powers and duties and responsibilities as are customary to such positions and as are assigned to the Executive by the Board of Directors of the Company (the “Board”) or the President and Chief Executive Officer of the Company in connection with the Executive’s service as Chief Legal Officer and Secretary of the Company and of the Partnership.  The Executive’s employment also shall be subject to the policies maintained and established by the Company that are of general applicability to the Company’s employees, as such policies may be amended from time to time.

3.Other Interests; Non-Competition and Non-Solicitation.

(a)During the Term, the Executive shall devote her full time, attention, energies and business efforts during normal business hours to her duties and responsibilities as the Chief Legal Officer and Secretary of the Company and of the Partnership and its subsidiaries.  The Partnership and its subsidiaries are sometimes hereinafter referred to collectively as the “Partnership Group”.  During the Term, except as otherwise restricted by the non-competition covenants set forth in Annex I attached hereto and incorporated herein by reference, the parties recognize and agree that the Executive may engage in other business activities that do not conflict with the business and affairs of the Company or of the Partnership or interfere with the Executive’s performance of her duties and responsibilities hereunder.  Additionally, the covenants set forth in Annex I shall apply to the Executive from the Date of Termination according to the terms set forth in Annex I.

(b)The Executive, in entering into this Agreement, hereby agrees and acknowledges that the restrictions and covenants set forth in Annex I are consonant with public policy, and fair and reasonable provisions for the protection of the Company’s and its affiliates’ legitimate business interests including, without limitation, the protection of confidential information, trade secrets, goodwill and the business contacts which the Executive has established and developed, and will establish and develop, in the course of performing her duties for the Company and its affiliates.  The Executive further acknowledges and agrees that the non-competition restrictions set forth in Annex I are supported by fair and reasonable consideration independent from continuation of employment, and notice of the non-competition agreement set forth herein was provided to the Executive at least ten (10) business days before the applicable non-competition restrictions were to be effective.  The Executive has the right to consult with counsel prior to signing this Agreement and entering into the non-competition restrictions set forth herein, and the Executive expressly acknowledges and agrees that she has had sufficient opportunity to do so prior to her entry into this Agreement.  The Executive further acknowledges and agrees that: (i) the non-competition restrictions set forth in Annex I are no broader than necessary to protect the legitimate business interests of the Company, including the protection of its and the Partnership Group’s trade secrets, confidential information, and goodwill, except as mutually agreed to in writing between Executive and the CEO, and (ii) the geographic reach of the restrictions on the Executive’s business activity set forth in Annex I are consistent with the geographic area in which the Executive will have provided services on behalf of the Company or its affiliates.  The Executive also agrees that the Company’s legitimate business interests could not be adequately protected through an alternative restrictive covenant other than the non-competition restrictions set forth in Annex I.  The Executive and the Company further agree that the non-competition restrictions set forth in Annex I are supported by mutually agreed upon consideration set forth herein, which consideration includes the Garden Leave Payment (as defined in Annex I).  For the avoidance of doubt, the Executive is a sophisticated businessperson who has entered into the non-competition restrictions set forth herein knowingly and voluntarily, and the Executive represents that such restrictions are compliant in all respects with the Massachusetts Noncompetition Agreement Act, M.G.L. c. 149, §24L.

4.Duty of Loyalty; Indemnification.

(a) The Executive acknowledges and agrees that the Executive owes a fiduciary duty of loyalty to act in the best interests of the Company and of the Partnership Group. In keeping with such duty, the Executive shall, during the Term, make full disclosure to the Company of all business opportunities pertaining to the business of the Company or of the Partnership or any of its subsidiaries and, during the Term, shall not appropriate for the Executive’s own benefit business opportunities concerning the business of the Company, the Partnership or any of its subsidiaries, except as otherwise permitted by the non-competition covenants set forth in Annex I or as consented to in writing by the Board.

(b) The Company shall indemnify the Executive to the extent permitted by the Company’s limited liability company agreement, as amended and/or restated from time to time, and by applicable law, against all costs, charges and expenses, including without limitation, attorney’s fees, incurred or sustained by the Executive in connection with any claim against the Executive and in connection with any action, suit or proceeding to which the Executive may be made a party by reason of being an officer, director or employee of the Company or of the Partnership or any of its subsidiaries. In connection with the foregoing, the Executive will be covered under any liability insurance policy that protects the other officers and directors of the Company, subject to the terms and conditions of such policies, including but not limited to all permits, contracts and licenses upon which Executive’s name is included.

5.Place of Performance.  Subject to such business travel from time to time as may be reasonably required in the discharge of her duties and responsibilities as the Chief Legal Officer and Secretary of the Company and while serving as the Chief Legal Officer and Secretary of the Partnership, the Executive shall perform her obligations hereunder in, or within forty (40) miles of, Waltham, Massachusetts. When applicable, the Company agrees to provide Executive with a top tier relocation package pursuant to the Company’s policies and procedures.

6.Compensation.

 (a)Base Salary.  During the Term, the Executive shall be paid an annualized base salary of $500,000.00, subject to increase at any time during the Term and at the commencement of the renewal term (if any), if so determined by the Compensation Committee of the Board (the “Compensation Committee”), it being acknowledged by the Executive that the Compensation Committee shall have the authority, but not the obligation, to increase the Executive’s base salary, however the Compensation Committee shall not decrease the Executive’s base salary without the Executive’s written consent. The Executive’s base salary, as may be increased in accordance with this Section 6(a), is hereafter referred to as “Base Salary”. The Base Salary shall be paid in equal installments pursuant to the Company’s customary payroll policies and procedures in force at the time of payment, but in no event less frequently than monthly.

(b)Bonus.  From time to time during the Term, the Executive may receive a cash bonus (a “Bonus”) in an amount to be determined at the discretion of the Compensation Committee.  Each Bonus hereunder, if any, shall be paid to the Executive no later than March 15 of the calendar year immediately following the calendar year in which such Bonus is earned. Notwithstanding the foregoing, for calendar year 2025, the Executive shall participate in the annual short-term incentive compensation plan adopted by the Compensation Committee for such calendar year.

(c)Signing Bonus. So long as Executive is employed at the time of payment, the Company shall pay Executive a signing bonus in the amount of $500,000.00 (“Signing Bonus”) which shall be made in two installments. The first installment of $300,000 shall be paid in March 2026 and second installment of $200,000 shall be paid in March 2027. The Company agrees due to the timing of the payments, the Signing Bonus shall not be subject to any claw back provisions set forth in Section 21 below.

(d)Incentive Compensation.

(i)For each calendar year during the Term, the Executive shall participate in the annual short-term incentive compensation plan adopted by the Compensation Committee for such calendar year (the “STIP”), which STIP shall be adopted by no later than March 31 of such calendar year. Exhibit A sets forth the standard language of such program as in effect on the date hereof.

(i) During the Term, the Executive shall participate in the Company’s long-term incentive plans, if any, made available to the Company’s officers or other employees, subject to the terms of such plans (if any) and such additional criteria as the Compensation Committee may determine from time to time, which plans may include but are not limited to: (A) the Long-Term Performance-Based Cash Incentive Plan (as amended from time to time, including any successor plans) and (B) the Long-Term Cash Incentive Plan (as amended from time to time, including any successor plans).

(d)Reimbursements.  During the Term, the Company shall pay or reimburse the Executive for all reasonable expenses incurred by the Executive on business trips, and for all other business and entertainment expenses reasonably incurred or paid by her during the Term in the performance of her services under this Agreement, in accordance with past practice and with the Company’s expense reimbursement policy as in effect from time to time, upon presentation of expense statements or vouchers or such other supporting documentation as the Company may reasonably require. The Company will continue to reimburse Executive for her travel while relocation is in process. Further, the Company agrees to reimburse Executive for her bar dues, professional fees, continued education fees and seminars fees to keep current in her profession.

(e)Fringe Benefits.  During the Term, the Executive shall be entitled to participate in the Company’s health insurance, 401(k) and other benefit plans in accordance with Company policies and on the same general basis as other executives of the Company.  During the Term, the Company also will provide the Executive with additional fringe benefits consistent with benefits that have been provided to her under prior arrangements and in accordance with past practice, and with such other benefits as may be approved by the Compensation Committee.

(f)Vacation.  During the Term (including the renewal period, if any), the Executive shall be granted thirty (30) days of paid vacation for each calendar year with any unused vacation days to be subject to the Company’s standard vacation policy with respect to the carryover or payment for any such unused vacation days.

7. Separation from Service.

(a)In General.  If the Executive’s employment is terminated for any reason, her (or her estate) shall be paid on the Date of Termination the following: (i) all amounts of Base Salary due and owing up through the Date of Termination, (ii) any earned but unpaid Bonus as of the Date of Termination, (iii) all reimbursements of expenses appropriately and timely submitted, and (iv) any and all other amounts, including vacation pay, that may be due to her as of the Date of Termination (the “Accrued Obligations”).  Additionally, the Executive shall be entitled to retain the following items currently supplied to her by the Company: (i) Surface Laptop (or equivalent), (ii) iPad (if applicable), (iii) printer and docking station (if applicable) and (iii) smartphone (if applicable), including all information contained on the smartphone and the then current telephone number for such smartphone, it being acknowledged and agreed by the Executive that all information contained on the smartphone shall remain subject to the provisions of Section 9 below; provided, however, that, the Executive is required to tender such items to the Company’s IT department on or prior to the Date of Termination for removal of confidential and proprietary information of the Company and its affiliates. Promptly following the Date of Termination, the Executive shall return to the Company all confidential and proprietary information of the Company in her possession.

(b)Termination Due to the Death or Disability of the Executive.  The Executive’s employment hereunder shall be terminated automatically upon the death or Disability of the Executive.  The Company shall pay or distribute to the Executive (or her estate) upon her termination under this Section 7(b) on the Date of Termination or as soon as reasonably practical (but no more than ten (10) days) thereafter:

(i)the Accrued Obligations, plus

(ii)a lump sum payment of an amount equal to her Base Salary (determined as of the Date of Termination) multiplied by 200%, plus

(iii)an amount equal to the target incentive amount under the then applicable STIP for the fiscal year including the Date of Termination, multiplied by 200%, plus

(iv)the Company shall pay the monthly amounts due for all group health, dental, life, disability, vision and similar insurance premiums on behalf of the Executive and her spouse and dependents, if any, for eighteen (18) months following the Date of Termination.

In addition to the foregoing payments and benefits, the Executive also shall be entitled to receive the amounts due, if any, in respect of the Executive’s interests in the Company’s long-term incentive plans, including, but not limited to, (x) the Long-Term Performance-Based Cash Incentive Plan, and (y) the Long-Term Cash Incentive Plan.

(c) Termination by the Company Without Cause or by the Executive for Reasons Constituting Constructive Termination.  The Executive’s employment hereunder may be terminated by the Company without Cause or by the Executive for reasons constituting Constructive Termination.  Provided that the Executive executes within the time provided to do so (and does not revoke within any time provided to do so) a release of claims in a form reasonably acceptable to the Company and consistent with Company practices, the Company shall pay or distribute to the Executive (or her estate) upon her termination under this Section 7(c) on the Date of Termination or as soon as reasonably practical (but no more than ten (10) days) thereafter:

(i)the Accrued Obligations, plus

(ii)a lump sum payment of an amount equal to her Base Salary determined as of the Date of Termination multiplied by 200%, plus

(iii)an amount equal to the target incentive amount under the then applicable STIP for the fiscal year including the Date of Termination, multiplied by 200%, plus

(iv)the Company shall pay the monthly amounts due for all group health, dental, life, disability, vision and similar insurance premiums on behalf of the Executive and her spouse and dependents, if any, for eighteen (18) months following the Date of Termination, plus

(v)Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive's benefit pursuant to this Section 7(c) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code (as defined below), are not eligible for exemption pursuant to Q/A-6(a)(2) of Treas. Reg. § 1.280G-1, and will be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any interest or penalties with respect to such excise tax (collectively, the “Excise Tax”), then the Company shall either (a) reduce (but not below zero) the total Parachute Payments so that the present value of the Parachute Payments shall be one dollar ($1.00) less than three times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of the Parachute Payments received by the Executive shall be subject to the Excise Tax or (b) pay the Parachute Payments in full, whichever produces the better net after-tax position to the Executive (taking into account the Excise Tax and any other applicable taxes).  The reduction of the Parachute Payments hereunder, if applicable, shall be made by reducing, first, Parachute Payments to be paid in cash hereunder in the order in which such Parachute Payment would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such Parachute Payment that would be made first in time) and, then, reducing any Parachute Payment to be provided in-kind hereunder in a similar order. Any determination required under this Section 7(c)(v), including whether any payments or benefits are Parachute Payments, shall be made by the Company in good faith. The Executive shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section 7(c)(v). The Company's determinations shall be final and binding on the Company and the Executive; provided, however, that in the event of a dispute with the Internal Revenue Service, the parties will revise the determinations as necessary to comply with regulatory requirements in accordance with the Internal Revenue Service’s interpretations.

In addition to the foregoing payments and benefits, the Executive also shall be entitled to receive the amounts due, if any, in respect of the Executive’s interests in the Company’s long-term incentive plans, including, but not limited to, (x) the Long-Term Performance-Based Cash Incentive Plan, (y) the Long-Term Cash Incentive Plan and (z) the Signing Bonus.

(d)Termination by the Company for Cause.  The Company may terminate the Executive’s employment hereunder for Cause following: (i) reasonable written notice to the Executive setting forth in detail the nature of such Cause and the date and time established for a hearing before the Board, which notice shall be deemed reasonable if provided not less than fifteen (15) business days from the date of such hearing, (ii) an opportunity to be heard before the Board at the conclusion of such notice period, at which the Executive shall be entitled to representation by counsel, and (iii) a determination by a majority vote of the Board that the Company has Cause to terminate the Executive’s employment.

(e)Nonrenewal of the Agreement.  If the Company provides notice to the Executive that the Company elects not to renew the Agreement at the end of the applicable Term, and the Executive’s employment hereunder is terminated at the end of the applicable Term, the Company shall pay the Executive upon the expiration of the Agreement, or as soon as reasonably practical (but no more than ten (10) days) thereafter, any Accrued Obligations plus a lump sum payment equal to 200% of the Executive’s then Base Salary. Additionally, within ten (10) days following the Compensation Committee’s determination of the payout earned by the STIP participants for the year in which the Executive’s employment was terminated, the Executive also shall receive payment of the performance-based and discretionary components, if any, of her STIP award for such year. For the avoidance of doubt, unless there are extenuating circumstances, the Company will treat Executive in the same manner as it treats other executives within in the Company.

(f)Definitions.

(i)For the purposes of this Agreement, “Cause” shall mean the Executive (A) has engaged in gross negligence or willful misconduct in the performance of her duties, (B) has committed an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company, the Partnership or any of its subsidiaries (including the unauthorized disclosure of any material secret, confidential and/or proprietary information, knowledge or data of the Company, the Partnership or any of its subsidiaries); (C) has been convicted of a crime involving fraud or moral turpitude or any felony or (D) has breached any material provision of this Agreement or any of the restrictions and covenants set forth in Annex I hereto other than as a result of the Executive’s inability to perform her obligations hereunder solely due to her poor physical or mental health.  The Executive must be provided a written notice from the Company, giving her at least thirty (30) days to affect a cure of any claimed occurrence under (A), (B) or (D) above that is capable of being cured, prior to the delivery of any notice described under Section 7(d)(i) hereof.

(ii) “Change in Control” shall occur upon: (A) the date that any one person, entity or group (other than the successors to the interests of Alfred Slifka, and other than Richard Slifka or Eric Slifka or their respective family members or entities they control, individually or in the aggregate, directly or indirectly (collectively referred to hereinafter as the “Slifkas”)) acquires beneficial ownership of the membership interests of the Company that, together with the membership interests of the Company already owned beneficially by such person, entity or group, constitutes more than 50% of the total voting power of the membership interests of the Company; provided, however, if any one person, entity or group is considered to control, directly or indirectly, more than 50% of the total voting power of the membership interests of the Company, the acquisition of additional membership interests by the same person, entity or group shall not be deemed to be a Change in Control; (B) a consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company’s equity securities immediately prior to such transaction or series of related transactions would not be the beneficial owners immediately after such transaction or series of related transactions of at least 50% of the voting power of the entity surviving such transaction or series of related transactions; or (C) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to a person other than the Slifkas or any of them. In all respects, the definition of “Change in Control” shall be interpreted to comply with Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986 (the “Code”) and any successor statute, and/or guidance thereunder, and the provisions of Treasury Regulation Section 1.409A and any successor regulation and guidance thereto; provided, however, an interpretation in compliance with Section 409A of the Code shall not expand the definition of Change in Control in any way or cause an acquisition by the Slifkas to result in a Change in Control.

(iii)“Constructive Termination” means termination of this Agreement by the Executive as a result of (A) a substantial diminution, without the Executive’s written consent, in the Executive’s working conditions consisting of (1) a material reduction in the Executive’s duties and responsibilities, (2) any change in the reporting structure so that the Executive no longer reports solely to the President and Chief Executive Officer of the Company, or (3) a relocation of the Executive’s place of work further than forty (40) miles from Waltham, Massachusetts, or (B) a material breach of this Agreement by the Company.  To be able to terminate her employment with the Company for Constructive Termination, the Executive must provide notice to the Company of the existence of any of the conditions set forth in the immediately preceding sentence within ninety (90) days of becoming aware of the initial existence of such condition(s), and the Company must fail to remedy such condition(s) within thirty (30) days of such notice.  In no event shall the Date of Termination in connection with a Constructive Termination occur any later than one hundred and twenty (120) days following the notice of the existence of the condition(s) constituting a Constructive Termination hereunder or, if applicable, a later date selected by the Board or the Compensation Committee and communicated to the Executive that is no later than December 31 of the year in which the notice of the existence of the condition(s) constituting a Constructive Termination was delivered to the Company.

(iv)“Disability” shall mean a physical or mental condition which (A) renders the Executive, with or without reasonable accommodation, unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (B) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, results in the Executive receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

(g)Notice of Termination.  Any termination or non-renewal (except due to the death of the Executive) by the Company or the Executive shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which (i) shall state the effective date of such termination, (ii) shall indicate the specific termination provision in this Agreement relied upon and (iii) shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  Any such notice shall be provided in accordance with the requirements of Section 20 hereof. Any notice of voluntary termination by the Executive or of termination without Cause by the Company shall be given sixty (60) days in advance of such termination.  Any notice of Constructive Termination by the Executive shall be given by the Executive within ninety (90) days of her becoming aware of the existence of the condition upon which the Constructive Termination is based.

(h)Deemed Resignation.  If the Executive’s employment is terminated for any reason, then such termination shall constitute an automatic resignation of the Executive as an officer of the Company and each affiliate of the Company, and, if applicable, an automatic resignation of the Executive from the Board and from the board of directors of any affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which the Company or any of its affiliates holds an equity interest and with respect to which board or similar governing body the Executive serves as the Company’s or such affiliate’s designee or other representative. The Company will use its reasonable best efforts to remove Executive from any and all filings for the Company upon which Executive is listed at the date of termination. Company shall continue to indemnify Executive as set forth herein until her name is removed from all license, permits, contracts and applications.

(i)Date of Termination.  The “Date of Termination” shall mean (i) the date of death, if the Executive’s employment is terminated because of death, (ii) the date the Executive is determined to have a Disability, if the Executive’s termination is based on her Disability, and (iii) if the Executive’s employment is terminated for any other reason (including, without limitation, non-renewal), the date specified in the Notice of Termination, which date shall be in accordance with the timing rules set out in (d) or (g) of this Section 7, as applicable. With respect to any compensation payable under this Agreement that is subject to Section 409A of the Code, references to the Executive’s Date of Termination or termination of employment (and variations thereof) shall be deemed to refer only to the Executive’s “separation from service” within the meaning of Section 1.409A-1(h) of the U.S. Treasury Regulations, applying the default terms thereof.

(j)Delayed Payments.  Notwithstanding any other provision with respect to the timing of payments under this Section 7, if, at the time of the Executive’s termination, the Executive is deemed to be a “specified employee”  (within the meaning of Section 409A of the Code, and any successor statute, regulation and guidance thereto) of the Company, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which the Executive may become entitled under Section 7 as a result of her “separation from service” (within the meaning of Section 409A of the Code, and any successor statute, regulation and guidance thereto) which are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the termination of the Executive’s employment, at which time the Executive shall be paid an aggregate amount equal to six (6) months of payments otherwise due to the Executive under the terms of this Section 7, as applicable, plus (to the extent not prohibited by Section 409A of the Code) interest on such amounts at the then applicable prime rate of interest as established from time to time by Bank of America Corporation or its successor.  After the first business day of the seventh (7th) month following the termination of the Executive’s employment and continuing each month thereafter, the Executive shall be paid the regular payments otherwise due to the Executive in accordance with the terms of this Section 7, as applicable.

(k)Non-disparagement.  Each of the Company and the Executive agrees not to make any disparaging comments or remarks, orally or in writing, about the other party following the termination or expiration of this Agreement.

8.Section 409A.  The parties hereto intend that this Agreement comply with the requirements of Section 409A of the Code and the regulatory guidance thereunder.  If any provision provided herein may result in the imposition of an additional tax or penalty under the provisions of Section 409A of the Code, the Executive and the Company agree to amend any such provision to avoid imposition of any such additional tax, to the extent possible, in the manner that the Executive and the Company mutually agree is appropriate to comply with Section 409A of the Code; provided that, to the extent possible, any such amendment shall minimize any decrease in the payments or benefits to the Executive contemplated herein.

9.Confidential Information; Unauthorized Disclosure.

(a)During the Term and for the period ending two (2) years following the Date of Termination, the Executive shall not, without the written consent of the Board or a person authorized thereby, disclose to any person, other than an employee of the Company, the Partnership or its subsidiaries or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of her duties as Chief Legal Officer and Secretary of the Company including serving as the Chief Legal Officer and Secretary of the Partnership, any secret, confidential and/or proprietary information, knowledge or data obtained by her while in the employ of the Company or any of its affiliates with respect to the Company, the Partnership or any of its subsidiaries and their respective businesses, the disclosure of which she knows or should know will be damaging to the Company, the Partnership or any of its subsidiaries; provided however, that such information, knowledge or data shall not include (i) any information, knowledge or data known generally to the public (other than as a result of unauthorized disclosure by the Executive) or (ii) any information, knowledge or data which the Executive may be required to disclose by any applicable law, order, or judicial or administrative proceeding.

(b)The Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Section 9 by the Executive, and the Company, the Partnership or its subsidiaries shall be entitled to enforce the provisions of this Section 9 by seeking specific performance and injunctive relief as remedies for such breach or any threatened breach, which may include the right to cease making the severance payments or providing severance benefits described in Section 7 to the Executive or the right to recoup severance payments that were previously paid to the Executive.  Such remedies shall not be deemed the exclusive remedies for a breach of this Section 9 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from the Executive and her agents.

(c)Notwithstanding the foregoing, nothing herein (or in any other agreement between the Executive and the Company) shall prevent the Executive from lawfully, and without obtaining prior authorization from the Company: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by the U.S. Securities and Exchange Commission (the “SEC”) or any other governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to an employee individually from any Governmental Authority; (iii) testifying, participating or otherwise assisting in an action or proceeding by any Governmental Authorities relating to a possible violation of law, including providing documents or other confidential information to Governmental Authorities; or (iv) receiving an award for information provided to the SEC or any other Governmental Authority. This Agreement shall not be construed or applied to require the Executive to obtain prior authorization from the Company before engaging in any of the foregoing conduct referenced in this Section 9(c), or to notify the Company of having engaged in any such conduct.  Further, pursuant to the Defend Trade Secrets Act, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is: (A) made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (y) solely for the purpose of reporting or investigating a suspected violation of law; (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (C) protected under the whistleblower provisions of applicable law. In the event the Executive files a lawsuit for retaliation by the Company for the Executive’s reporting of a suspected violation of law, the Executive may (i) disclose a trade secret to the Executive’s attorney and (ii) use the trade secret information in the court proceeding related to such lawsuit, in each case, if the Executive (A) files any document containing such trade secret under seal; and (B) does not otherwise disclose such trade secret, except pursuant to court order.

10.Payment Obligations Absolute.  Except as specifically provided in this Agreement, the Company’s obligation to pay the Executive the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or the Partnership (including its affiliates) may have against her or anyone else.  All amounts payable by the Company shall be paid without notice or demand.  The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement.

11.Successors.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns and any such successor or permitted assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall be limited to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires control of the Company or to which the Company assigns this Agreement by operation of law or otherwise in connection with any sale of all or substantially all of the assets of the Company, provided that any successor or permitted assignee promptly assumes in a writing delivered to the Executive this Agreement and, in no event, shall any such succession or assignment release the Company from its obligations hereunder. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to all or substantially all of its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12.Assignment.  Each party shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, without the other party’s written consent.

13.Governing Law.  The provisions of this Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Massachusetts without regard to principles of conflict of laws.  Any dispute arising out of or relating to this Agreement shall be brought in state or federal courts, as applicable, in Suffolk County, Massachusetts.

14.Entire Agreement.  This Agreement, together with (a) the attached Annex I, and Exhibit A (STIP) hereto, and (b) those certain Global Partners LP Long-Term Incentive Plan Grants of Phantom Units to the Executive dated April 14, 2025, together, constitute the entire agreement of the parties with regard to the subject matter hereof, and contain all of the covenants, promises, representations, warranties and agreements between the parties with respect to such subject matter.  Notwithstanding the foregoing, the Company and the Executive acknowledge and agree that the restrictions on non-disclosure of information, non-competition and non-solicitation set forth herein (including in Section 9 and Annex I herein) shall complement and be in addition to (and not supersede or replace) any other restrictions upon the Executive with respect to non-disclosure, non-competition or non-solicitation as set forth in any previous agreement between the Executive and the Company or any of its affiliates.  Subject to the preceding sentence, as of the Effective Date, all understandings and agreements preceding the Effective Date and relating to the subject matter hereof are hereby null and void and of no further force and effect, including, without limitation all prior employment and severance agreements, if any, by and between the Company and the Executive; provided that, nothing contained in the foregoing shall be deemed to supersede or make invalid any prior agreements between the Executive and the Company concerning long-term incentive plan awards (i.e., notices of grant or award agreements) and any agreement by and between the Executive and the Company, the Partnership or any affiliated entity or member of the Partnership in her capacity as an interest holder.

15. Modification.  Any modification of this Agreement will be effective only if it is in writing and signed by the parties hereto.

16.No Waiver.  No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

17.Severability.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

18.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. This Agreement may be signed by electronic means, pdf scan or facsimile.

19.Withholding of Taxes and Other Employee Deductions.  The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.

20.Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, or by a nationally recognized overnight delivery service or mailed by U.S. registered mail, return receipt requested, postage prepaid, addressed to the parties at their addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith except that notices of change of address shall be effective only upon receipt.

If to the Company:

Global GP LLC
P.O. Box 9161
800 South St., Suite 500
Waltham, Massachusetts 02454-9161
Attention: President and Chief Executive Officer and the Chairman of the Board

with a copy to:

Brenda K. Lenahan
Vinson & Elkins L.L.P.

1114 Avenue of the Americas
32nd Floor
New York, New York 10036

If to the Executive:

At the Executive’s last known home address listed in the Company’s personnel records from time to time

21.Clawback. Notwithstanding any provision in the this Agreement to the contrary, to the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities and

Exchange Commission rule or any applicable securities exchange listing standards and/or (b) any policy that may be adopted or amended by the Board from time to time to the extent necessary to comply with such law(s), amounts paid or payable under this Agreement shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy.

22.Headings.  The section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above written and this Agreement shall be effective as of the Effective Date.

GLOBAL GP LLC
By: /s/ Eric Slifka Name: Eric Slifka Title: President and Chief Executive Officer
By: /s/ Kristin K. Seabrook KRISTIN K. SEABROOK

[Signature Page to Kristin Seabrook Employment Agreement]

ANNEX I

Non-Competition and Non-Solicitation Provisions

Non-competition; Non-solicitation.

(a)During the Term, and in the event that the Executive’s employment is terminated for any reason other than the Executive’s death, Constructive Termination, or a termination of the Executive’s employment by the Company without Cause, then for a period of one (1) year following the Date of Termination (the “Restrictive Period”), the Executive shall be prohibited from working (as an employee, consultant, advisor, director or otherwise), engaging in, or acquiring or investing in, any business based in New England (the “Restricted Businesses”) including the following: (i) wholesale or retail marketing, sale, distribution and transportation of refined petroleum products, crude oil, renewable fuels (including ethanol and biofuels), and natural gas liquids (including ethane, butane, propane and condensates); (ii) the storage of refined petroleum products and/or any of the other products identified in clause (i) of this paragraph in connection with any of the activities described in said clause (i); (iii) the retail sale of convenience store items and sundries and related food service, whether or not related to the retail sale of refined petroleum products including, without limitation, gasoline; (iv) bunkering; and (v) any other business in which the Executive has participated in or obtained Confidential Information about such business or anticipated business.

(b)As further consideration for the covenants made by the Executive in part (a) of this Annex I, the Company agrees that, during the Restrictive Period (so long as the Executive’s employment does not terminate due to the Executive’s death, Constructive Termination or a termination of the Executive’s employment by the Company without Cause), in addition to other payments due and owing to Executive at termination as set forth in the Agreement, the Company will provide the Executive with a total payment equal to fifty percent (50%) of the Executive’s highest annualized Base Salary paid by the Company within the two years preceding the Date of Termination (the “Garden Leave Payment”), which Garden Leave Payment will be divided into twelve (12) substantially equal installments, with the first installment being paid on the Company’s first monthly pay date that follows the Date of Termination and the remaining eleven (11) installments being paid on the Company’s monthly pay dates that follow thereafter; provided, however, the Company shall have no obligation to provide Garden Leave Payments in the event that the Executive breaches any of the terms of part (a) of this Annex I.

(c)During the Restrictive Period, the Executive also shall not directly or indirectly solicit any employees, contractors, vendors, suppliers or customers of the Company or any of its affiliates to cease to be employed by or otherwise do business with the Company or any of its affiliates, or to reduce the same, or to be employed or otherwise do business with any Restricted Business.  Notwithstanding any provision of this Annex I to the contrary, the Executive may own up to 3% of a publicly traded entity that is engaged in one or more of the Restricted Businesses.  If any court determines that any of the provisions of this Annex I are invalid or unenforceable, the remainder of such provisions shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this Annex I, or any part thereof, to be unreasonable because of the duration of such provision or the geographic

Annex I

1

scope thereof, such court shall have the power to reduce the duration or restrict the geographic scope of such provision and to enforce such provision as so reduced or restricted.  Notwithstanding the foregoing or any other provision of this Annex I, nothing in this Annex I shall limit the Executive’s ability to perform services in any capacity or invest in any of the following: (I) money management firm; (II) investment partnership; (III) investment or private equity firm; or (IV) private equity or other investment fund; except that if any such firm, partnership or fund referenced in subsections (I) through (IV) contemplates or makes direct investments in the Partnership Group or in any Restricted Business, the Executive must recuse herself and may not personally, in any respect, be actively involved, actively participate, or directly invest, and must fully comply with the provisions of this Annex I.

The Executive expressly acknowledges and agrees that she had sufficient time (and at least ten business days) to consider the terms of this Annex I before entering into this Agreement.

Any restrictions on the Executive otherwise prohibited under this Annex I may be waived only by express written permission of the Conflicts Committee of the Board.

Annex I

2

EXHIBIT A

Short-Term Incentive Plan

Performance Period: January 1, 20___ through December 31, 20___ [Note: Updated STIP for each calendar year of the Term (2026 and 2027) to be established by the Compensation Committee by March 31 of such year and appended to this Agreement.  The below text subject to revision by the Compensation Committee each year to reflect STIP design changes, if any.]

Target STIP Amount: $_______

The Executive will be eligible to earn an amount ranging from 0% to 200% of the Executive’s Target STIP Amount set forth above.  Fifty percent (50%) of the Target STIP Amount shall be subject to the level of achievement by Global Partners LP (the “Partnership”) with respect to two performance metrics based on (a) the Partnership’s earnings before interest, taxes, depreciation, and amortization (“EBITDA”) weighted at 35%, and (b) Distributable Cash Flow (as defined in the Partnership’s Fifth Amended and Restated Agreement of Limited Partnership, as amended, before distributions on common and preferred units) (“DCF”) weighted at 15% for the Performance Period set forth above. In respect of the EBITDA performance metric, the Executive will earn an amount, if any, as determined in accordance with the table below (the “Earned Amount”).  The Compensation Committee (the “Committee”) of the Board of Directors will review, analyze and certify EBITDA for the Performance Period. In addition, the Committee will have the discretion to adjust EBITDA to account for unusual, one-time factors that occurred during the Performance Period.

Distributable Cash Flow (“DCF”) means,

Aggregate EBITDA (% of Target)	Aggregate EBITDA ($000)	Earned Amount (% of Target STIP Amount)
120%	$_______	200%
100% (Target)	$_______	100%
80%	$_______	35%
Less than 80%		0%

Aggregate DCF (% of Target)	Aggregate DCF ($000)	Earned Amount (% of Target STIP Amount)
120%	$_______	200%
100% (Target)	$_______	100%
80%	$_______	35%
Less than 80%		0%

Fifty percent (50%) of the Target STIP Amount shall be subject to a discretionary performance metric for the Performance Period.  In respect of the discretionary performance metric, the Earned Amount, if any, will be determined in the sole discretion of the Committee. As part of its evaluation, the Committee may consider factors including but not limited to: (i) financial

Exhibit A

1

performance, (ii) acquisitions, (iii) non-strategic site divestitures, (iv) Alltown Fresh and C-store performance, (v) human resources, (vi) environmental health & safety accomplishments (and (vii) other factors identified by management to the Committee.

The Committee shall have final authority to make factual determinations, interpret any ambiguities and resolve any and all issues with respect to the STIP and the determination of the Executive’s Earned Amount.

Except as otherwise provided in the employment agreement to which this Exhibit A is attached or as otherwise determined by the Committee, the Earned Amount shall only be payable if the Executive remains continuously employed through the date on which the Earned Amount is paid.

Exhibit A

2